FOR IMMEDIATE RELEASE	FOR MORE INFORMATION
Thursday, August 15, 2013	CONTACT: Jack Zoeller,
President & CEO, Cordia Bancorp
804-763-1333

NEWS RELEASE

Cordia Bancorp Inc. Reports Second Quarter Profit

MIDLOTHIAN, VA – Cordia Bancorp Inc. (the “Company”)(NASDAQ: BVA), parent company of Bank of Virginia (the “Bank”), reported net income of $261,000, or $0.09 per share, in the second quarter of 2013, compared to a net loss of $29,000, or $(0.02) per share, in the second quarter of 2012. For the first six months of 2013, net income was $482,000, or $0.20 per share, compared to $24,000, or $0.02 per share, for the first six months of 2012.

Financial Highlights

•	Net Interest Income. Net interest income after provision for loan losses was $2.1 million in the second quarter of 2013 compared to $1.6 million in the second quarter of 2012, and $4.2 million in the first half of 2013 compared to $3.4 million in the first half of 2012.

•	Asset Growth. Total assets were $229.5 million at June 30, 2013, compared to $178.7 million at December 31, 2012. Loans increased 49%, to $168.5 million at June 30, 2013, from $113.1 million at December 31, 2012. During the first six months of 2013 the Company purchased $53.0 million of student loans that are 98% guaranteed by the U.S. Department of Education.

•	Cost of Funds. The Bank’s cost of interest-bearing deposits decreased from 1.71% in the first half of 2012 to 0.97% in the first half of 2013, while adding $64.0 million in average deposits.

•	Deposit Growth and Mix. Total deposits increased to $205.4 million at June 30, 2013, compared to $154.4 million at December 31, 2012. The Company acquired institutional time deposits at rates lower than its retail rates and continued to shift its retail deposit mix away from time deposits into transaction accounts. Total checking, money market and savings accounts increased 20%, to $70.8 million at June 30, 2013, from $58.9 million at December 31, 2012.

•	Asset Quality. Asset quality continued to improve, with total non-performing assets decreasing to $7.6 million, or 3.3% of assets, at June 30, 2013, from $9.3 million, or 5.2% of assets, at December 31, 2012. Delinquencies on the Company’s accruing commercial and consumer loan portfolios reduced further, to $290,000 at June 30, 2013, from $649,000 at year-end 2012.

•	Book Value. Tangible book value per share increased to $4.74 at June 30, 2013, from $4.24 at December 31, 2012.

Operating Results

Interest income increased $1.1 million, from $1.6 million during the second quarter of 2012 to $2.6 million for the second quarter of 2013. Interest income increased $1.4 million, from $3.9 million during the first half of 2012 to $5.3 million for the first half of 2013. A substantial increase in the average balance of loans held for investment was the primary factor driving these increases in interest income.

Interest expense for the second quarter of 2013 was $467,000, compared to $385,000 for the second quarter of 2012. Interest expense for the first half of 2013 period was $899,000, compared to $764,000 for the first half of 2012. These increased expenses were due primarily to a significant increase in total deposits.

Net interest income after the provision for loan losses was $2.1 million for the second quarter of 2013, compared to $1.6 million for the second quarter of 2012. This increase was primarily the result of a $92.3 million increase in average earning assets and a 21 basis point increase in the related yield. The impact of an $84.6 million increase in average interest bearing liabilities was partially offset by a 29 basis point decrease in cost of funds. Net interest margin was 3.49% and 3.04% for the second quarter of 2013 and 2012, respectively.

Net interest income after the provision for loan losses was $4.2 million for the first half of 2013, compared to $3.4 million for the first half of 2012. This increase was primarily the result of a $75.3 million increase in average earning assets partially offset by a 44 basis point decrease in the related yield. The impact of a $65.9 million increase in average interest bearing liabilities was partially offset by a 24 basis point decrease in cost of funds. Net interest margin was 3.87% and 4.15% for the first half of 2013 and 2012, respectively.

Noninterest income was relatively flat at $65,000 for the second quarter of 2013, compared to $71,000 for the second quarter of 2012. Noninterest income decreased from $183,000 in the first half of 2012 period, compared to $133,000 in the first half of 2013. This decrease was primarily the result of a $42,000 gain on the sale of available for sale securities in the 2012 period. The Company did not sell any available for sale securities during the first half of 2013.

Noninterest expense increased from $1.6 million for the second quarter of 2012 to $1.9 million for the second quarter of 2013. Noninterest expense increased from $3.5 million for the first half of 2012 to $3.9 million for the first half of 2013. These increases were primarily due to the hiring of two new Senior Vice Presidents and loan administrative fees relating to the Bank’s new guaranteed student loan program.

Balance Sheet and Asset Quality

The company's total assets were $229.5 million at June 30, 2013, compared to $178.7 million at December 31, 2012. Loans held for investment net of the allowance for loan losses increased to $166.9 million at June 30, 2013, from $111.0 million at December 31, 2012. Total deposits were $205.4 million at June 30, 2013, compared to $154.4 million at December 31, 2012.

Balance sheet quality continued to improve. Total non-accrual loans decreased to $4.0 million at June 30, 2013 from $5.5 million at December 31, 2012. Total non-performing assets were $7.6 million and $9.3 million at June 30, 2013 and December 31, 2012, respectively.

During the first half of 2013, the Company purchased $53.0 million in student loans that are 98% guaranteed as to principal and interest by the U.S. Department of Education. The Company’s participation in a held-for-sale residential mortgage loan program was reduced to zero in the second quarter of 2013.

EXHIBIT 99.1

Cordia Bancorp Inc.
Selected Financial Information and Other Data
($ in thousands, except per share data)

	June 30, 2013 (unaudited)	December 31, 2012
Balance Sheet Summary
Loans held for investment	$168,479	$113,070
Loans held for sale	-	28,949
Allowance for loan losses (ALLL)	(1,562)	(2,110)
Loans held for investment, net of ALLL	166,917	110,960
Total assets	229,520	178,696
Deposits	205,358	154,428
FHLB borrowings	10,000	10,000
Total stockholders' equity - Cordia	13,164	8,804
Non-controlling interest	-	4,335
Total Shareholders' equity	13,164	13,139
Book value per share - Cordia	$4.74	$4.24
Shares of common stock outstanding	2,775,802	2,077,605
Asset Quality
Non-accrual loans	3,980	5,471
Accruing troubled debt restructurings	1,885	2,060
Real estate owned	1,768	1,768
Total non-performing assets	7,633	9,299
Nonaccrual loans to loans held for investment	2.36%	4.84%
ALLL to loans held for investment	0.93%	1.87%
ALLL to nonaccrual loans	39.25%	38.57%
Non-performing assets to total assets	3.33%	5.20%

Bank of Virginia Capital
Tier 1 capital	$13,690	$14,939
Tier 2 captital	1,562	1,515
Total qualifying capital	15,252	16,454
Tier 1 leverage ratio	5.4%	8.7%
Tier 1 risked-based capital ratio	10.3%	12.3%
Total risk-based capital ratio	11.5%	13.6%

Selected Financial Information and Other Data
($ in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Summary of Operations
Total interest income	$2,617	$1,558	$5,281	$3,931
Total interest expense	467	385	899	764
Net Interest income	2,150	1,173	4,382	3,167
Provision for (recovery of) loan losses	7	(388)	134	(233)
Net interest income after provision for loan losses	2,143	1,561	4,248	3,400
Non interest income	65	71	133	183
Non interest expense	1,947	1,645	3,899	3,462
Net income (loss)	261	(13)	482	121
Less: Noncontrolling interest in net income of
consolidated subsidiary	-	(16)	-	(97)
Net (loss) income attributable to Cordia Bancorp Inc.	261	(29)	482	24

Performance Ratios
Earnings per share, basic and diluted	$0.09	$(0.02)	$0.20	$0.02
Net interest margin	3.49%	3.04%	3.87%	4.15%
Annualized return on average assets	0.41%	-0.07%	0.41%	0.03%
Annualized return on average equity available to Cordia	7.90%	-1.73%	8.78%	0.72%
Efficiency ratio (non-interest expense divided by the sum of
net interest income and non-interest income)	88.18%	100.80%	89.00%	96.62%

About Cordia Bancorp

Cordia Bancorp Inc. is a public bank holding company founded in 2009 seeking to invest in undervalued community banks and pursue organic and strategic growth in the Mid-Atlantic banking market. Substantially all of the assets of Cordia consist of its investment in Bank of Virginia. Bank of Virginia provides retail banking services to individuals and commercial customers through four full-service and two ATM-only banking locations in the greater Richmond market, including Chesterfield and Henrico Counties and Colonial Heights, Virginia.

For more information about Cordia Bancorp and Bank of Virginia, visit our websites: https://www.cordiabancorp.com/ and https://www.bankofva.com/

DISCLAIMER

This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Bank’s periodic filings with the Board of Governors of the Federal Reserve System, including the Bank’s annual report on Form 10-K as filed with the Board of Governors of the Federal Reserve. Pursuant to the Private Securities Litigation Reform Act of 1995, the Bank does not undertake to update forward-looking statements contained within this news release.

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